Exhibit 99.1

SKILLED HEALTHCARE GROUP REPORTS THIRD QUARTER 2014 ADJUSTED EPS OF $0.13

•	Revenue from our Long-term Care Segment of $166.4 million increased 5.1% year over year

•	Adjusted EBITDA of $21.8 million increased 18.5% year over year

•	Adjusted net income per share of $0.13 increased 116.7% year over year

•	Skilled mix of 21.4% increased 50 basis points year over year

•	Providing financial outlook for 4Q14 and FY 2014

FOOTHILL RANCH, Calif. - November 3, 2014 - Skilled Healthcare Group, Inc. (NYSE: SKH) today announced its consolidated financial operating results for the three and nine month period ended September 30, 2014.

“I am very pleased with the financial results from our third quarter”, said Robert Fish, Chief Executive Officer of Skilled Healthcare Group. “Our business is starting to benefit from the strategic initiatives we put in place earlier this year and we’re seeing not only improved revenue, but also reduced cost. I am particularly proud that we have been able to achieve this progress while making improvements in several of our quality metrics. At this point we feel comfortable providing our financial outlook for the remainder of 2014 and we anticipate seeing our initiatives continue to ramp into the fourth quarter of this year and well beyond.”

Third Quarter 2014 Results

Continuing Operations

Revenue for the quarter ended September 30, 2014 was $208.6 million, a decrease of 0.1% when compared to $208.7 million in the third quarter of 2013. Skilled mix1 increased 50 basis points to 21.4% in the third quarter of 2014 from 20.9% in the third quarter of 2013. Occupancy decreased 70 basis points to 81.0% in the third quarter of 2014 from 81.7% in the third quarter of 2013. Quality mix2 in the third quarter of 2014 decreased 260 basis points to 65.2%, compared to 67.8% in the prior year period.

Adjusted EBITDA3 was $21.8 million, or 10.4% of revenue, for the quarter ended September 30, 2014, an increase of 18.2% compared to $18.4 million, or 8.8% of revenue, in the same period a year ago. Adjusted EBITDAR3 was $26.9 million, or 12.9% of revenue, for the quarter ended September 30, 2014, an increase of 15.9% compared to $23.2 million, or 11.1% of revenue, for the quarter ended September 30, 2013.

Net income for the quarter ended September 30, 2014 totaled $0.6 million, as compared to a net loss of $12.1 million for the third quarter of 2013. Adjusted net income4 for the quarter ended September 30, 2014 totaled $5.1 million, an increase of 112.4% compared to adjusted net income of $2.4 million for the third quarter of 2013. Adjusted net income excludes certain items as described in the Reconciliation of Income (Loss) From Continuing Operations Before Provision for Income Taxes to Adjusted Net Income From Continuing Operations table at the end of this press release.

Net income per diluted share was $0.02 for the quarter ended September 30, 2014, as compared to net loss per share of $0.32 for the same period in 2013. Adjusted net income per diluted share4 was $0.13 for the quarter ended September 30, 2014, an increase of 116.7% compared to adjusted net income per diluted share of $0.06 for the quarter ended September 30, 2013.

Long-Term Care Services Segment
Revenue for our long-term care services segment in the quarter ended September 30, 2014 was $166.4 million, an increase of $8.1 million, or 5.1%, as compared to $158.3 million for the same period a year ago. Revenue for this segment represented 79.7% of total revenue in the third quarter of 2014, compared to 75.9% of total revenue in the third quarter of 2013.

Therapy Services Segment
Revenue for Hallmark Rehabilitation, our rehabilitation therapy services segment, was $22.1 million for the quarter ended September 30, 2014, a decrease of $3.2 million, or 12.7%, compared to the same period a year ago. Third-party rehabilitation therapy accounted for 10.6% of total revenue in the third quarter of 2014, compared to 12.1% of total revenue in the third quarter of 2013.

Hospice and Home Health Services Segment
Revenue for Signature Hospice and Home Health, our hospice and home health services segment, was $20.2 million in the third quarter of 2014, a decrease of $5.0 million, or 19.8%, compared to $25.1 million in the third quarter of 2013. Average daily hospice census decreased 18.7% to 991 for the third quarter of 2014, from 1,219 for the third quarter of 2013.

First Nine Months 2014 Results

Continuing Operations

Revenue for the nine months ended September 30, 2014 was $622.9 million, a decrease of 1.8% when compared to $634.0 million for the nine months ended September 2013. Skilled mix remained constant at 21.9% for the nine months ended September 30, 2014 and for the nine months ended September 30, 2013. Occupancy decreased 50 basis points to 81.7% for the nine months ended September 30, 2014 from 82.2% for the nine months ended September 30, 2013. Quality mix for the nine months ended September 30, 2014 decreased 230 basis points to 66.6%, compared to 68.9% in the prior year period.

Adjusted EBITDA was $57.9 million, or 9.3% of revenue, for the nine months ended September 30, 2014, a increase of 3.8% compared to $55.8 million, or 8.8% of revenue, in the same period a year ago. Adjusted EBITDAR was $72.8 million, or 11.7% of revenue, for the nine months ended September 30, 2014, an increase of 4.0% compared to $69.9 million, or 11.0% of revenue, for the nine months ended September 30, 2013.

Net loss for the nine months ended September 30, 2014 totaled $0.8 million, as compared to net loss of $7.5 million for the nine months ended September 30, 2013. Adjusted net income for the nine months ended September 30, 2014 totaled $10.2 million, an increase of 2.0% compared to adjusted net income of $10.0 million for the nine months ended September 30, 2013. Adjusted net income excludes certain items as described in the Reconciliation of Income (Loss) From Continuing Operations Before Provision for Income Taxes to Adjusted Net Income From Continuing Operation table at the end of this press release.

Net loss per share was $0.02 for the nine months ended September 30, 2014, as compared to net loss per share of $0.20 for the same period in 2013. Adjusted net income per diluted share was $0.26 for the nine months ended September 30, 2014, a decrease of 3.7% compared to adjusted net income per diluted share of $0.27 for the nine months ended September 30, 2013.

Long-Term Care Services Segment
Revenue for our long-term care services segment for the nine months ended September 30, 2014 was $490.8 million, an increase of $12.4 million, or 2.6%, as compared to $478.5 million for the same period a year ago. Revenue for this segment represented 78.7% of total revenue for the nine months ended September 30, 2014, compared to 75.4% of total revenue for the nine months ended September 30, 2013.

Therapy Services Segment
Revenue for Hallmark Rehabilitation, our rehabilitation therapy services segment, was $68.2 million for the nine months ended September 30, 2014, a decrease of $10.8 million, or 13.7%, compared to the same period a year ago. Third-party rehabilitation therapy accounted for 11.0% of total revenue for the nine months ended September 30, 2014, compared to 12.6% of total revenue for the nine months ended September 30, 2013.

Hospice and Home Health Services Segment
Revenue for Signature Hospice and Home Health, our hospice and home health services segment, was $63.9 million for the nine months ended September 30, 2014, a decrease of $12.6 million, or 16.5%, compared to $76.5 million for the nine months ended September 30, 2013. Average daily hospice census decreased 20.0% to 1,035 for the nine months ended September 30, 2014, from 1,292 for the nine months ended September 30, 2013.

2014 Guidance
Skilled Healthcare Group, Inc. expects fourth quarter adjusted EPS of $0.14 to $0.16, adjusted EBITDA of $22.5 to $24 million, and adjusted EBITDAR of $27.5 to $29 million. For the full year 2014, Skilled Healthcare Group, Inc. expects adjusted EPS of $0.40 to $0.42, adjusted EBITDA of $80.5 to $82 million, and adjusted EBITDAR of $100.5 to $102 million. This guidance includes the results of the first nine months of 2014 and assumes the following:

•	the anticipated impact of updated Medicaid rates in several states,

•	continuation of the Texas Upper Payment Limit supplemental payment program,

•	Medicare rate improvements of 1.6% in our long-term care division, effective October 1st, and

•	continued traction in operational improvement initiatives
Conference Call
A conference call and webcast will be held tomorrow, Tuesday, November 4th, at 9:00 a.m. Pacific Time (12:00 noon Eastern Time) to discuss Skilled Healthcare Group's third quarter 2014 financial results.

To participate in the call, interested parties may dial (877) 765-8543 and reference conference 22951671. Alternatively, interested parties may access the call in listen-only mode at www.skilledhealthcaregroup.com. A replay of the conference call will be available after 12:00 noon Pacific Time at www.skilledhealthcaregroup.com.

About Skilled Healthcare Group, Inc.
Skilled Healthcare Group, Inc., based in Foothill Ranch, California, is a holding company with subsidiary healthcare services companies, which in the aggregate had trailing twelve month revenue of approximately $831 million and approximately 15,000 employees as of September 30, 2014. Skilled Healthcare Group and its wholly-owned companies, collectively referred to as the "Company," operate long-term care facilities and provide a wide range of post-acute care services, with a strategic emphasis on sub-acute specialty health care. The Company operates long-term care facilities in California, Iowa, Kansas, Missouri, Nebraska, Nevada, New Mexico and Texas, including 73 skilled nursing facilities that offer sub-acute care and rehabilitative and specialty health skilled nursing care, and 22 assisted living facilities that provide room and board and social services. In addition, the Company provides physical, occupational and speech therapy in Company-operated facilities and unaffiliated facilities. Furthermore, the Company provides hospice and home health care in Arizona, California, Idaho, Montana, New Mexico and Nevada. The Company leases 5 skilled nursing facilities in California to an unaffiliated third party operator. More information about Skilled Healthcare is available at www.skilledhealthcaregroup.com.

Footnotes

(1)
Skilled mix represents the number of Medicare and non-Medicaid managed care patient days at our affiliated skilled nursing facilities divided by the total number of patient days at our affiliated skilled nursing facilities for any given period.

(2)	Quality mix represents non-Medicaid revenue as a percentage of total revenue.

(3)
EBITDA is net income before depreciation, amortization and interest expense (net of interest income) and the provision for income taxes. EBITDAR is EBITDA excluding facility rent expense. Adjusted earnings before interest, taxes, depreciation and amortization, or Adjusted EBITDA, reflects the non-GAAP adjustments to net income that are reflected in the Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Adjusted EBITDAR table in this press release.

(4)
Adjusted net income per diluted share and adjusted net income each reflect the non-GAAP adjustments to income before provision for income taxes that are reflected in the Reconciliation of Income Before Provision for Income Taxes to Adjusted Net Income table in this press release.

Forward-Looking Statements
This release includes "forward-looking statements." You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as "may," "will," "project," "might," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," "continue" or "pursue," or the negative or other variations thereof or comparable terminology. They include statements about Skilled Healthcare's expectations and beliefs regarding its opportunities and abilities to execute our strategic plan and about our expectations of future performance. These forward-looking statements are based on current expectations and projections about future events, including the assumptions stated in this release. These forward-looking statements are based on current expectations and projections about future events, including the assumptions stated in this release.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Skilled Healthcare may differ materially from that expressed or implied by such forward-looking statements.

Additionally, the Company faces a number of other risks and uncertainties, including, but not limited to, the factors described in Skilled Healthcare's Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission (including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained therein) and in our subsequent reports on Form 10-Q and Form 8-K.

Any forward-looking statements contained herein are made only as of the date of this release. Skilled Healthcare disclaims any obligation to update the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.

Skilled Healthcare Group, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013 (1)	2014	2013 (1)
Revenue:	(Unaudited)		(Unaudited)
Net patient service revenue	$207,811	$207,957	$620,496	$631,660
Lease facility revenue	807	787	2,401	2,335
	208,618	208,744	622,897	633,995

Expenses:
Cost of services (exclusive of rent cost of revenue and depreciation and amortization shown below)	176,689	181,078	535,527	550,164
Rent cost of revenue	5,146	4,806	14,842	14,160
General and administrative	12,780	6,490	26,151	19,782
Change in fair value of contingent consideration	7	79	(100)	(2,082)
Depreciation and amortization	6,120	5,900	18,240	17,700
Governmental investigation expense	—	—	6,000	—
Impairment of long-lived assets	—	19,000	82	19,000
Loss on disposal of asset	68	—	73	—
	200,810	217,353	600,815	618,724

Other (expenses) income:
Interest expense	(8,009)	(8,744)	(23,993)	(26,153)
Interest income	173	63	518	287
Other (expense) income, net	(26)	(49)	34	(111)
Equity in earnings of joint venture	568	508	1,206	1,469
Debt modification/retirement costs	(21)	(432)	(843)	(1,520)
Total other (expenses) income, net	(7,315)	(8,654)	(23,078)	(26,028)
Income (loss) from continuing operations before benefit from income taxes	493	(17,263)	(996)	(10,757)
Benefit from income taxes	(150)	(5,324)	(153)	(3,940)
Income (loss) from continuing operations	643	(11,939)	(843)	(6,817)
Loss from discontinued operations, net of tax	—	(136)	—	(665)
Net income (loss)	$643	$(12,075)	$(843)	$(7,482)

Earnings (loss) per share, basic:
Earnings (loss) per common share from continuing operations	$0.02	$(0.32)	$(0.02)	$(0.18)
Loss per share from discontinued operations	—	—	—	(0.02)
Earnings (loss) per share	$0.02	$(0.32)	$(0.02)	$(0.20)

Earnings (loss) per share, diluted:
Earnings (loss) per common share from continuing operations	$0.02	$(0.32)	$(0.02)	$(0.18)
Loss per share from discontinued operations	—	—	—	(0.02)
Earnings (loss) per share	$0.02	$(0.32)	$(0.02)	$(0.20)

Weighted-average common shares outstanding, basic	38,207	37,499	38,093	37,567
Weighted-average common shares outstanding, diluted	38,463	37,499	38,093	37,567

Note:
(1) Amounts have been adjusted for discontinued operations

Skilled Healthcare Group, Inc.
Condensed Consolidated Balance Sheet and Cash Flow Data
(In thousands)

	September 30, 2014	December 31, 2013
	(Unaudited)	(Audited)
Balance Sheet Data:
ASSETS
Cash and cash equivalents	$10,536	$4,177
Accounts receivable, less allowance for doubtful accounts of $19,241 and $16,665 at September 30, 2014 and December 31, 2013, respectively	114,598	107,215
Other current assets	32,504	31,025
Property and equipment and leased facility assets, net	342,342	351,238
Goodwill	68,833	69,065
Other assets	81,084	80,696
Total assets	$649,897	$643,416

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities, less current portion of long-term debt	$106,940	$90,158
Other long-term liabilities	40,716	41,901
Long-term debt	407,817	419,125
Stockholders’ equity	94,424	92,232
Total liabilities and stockholders’ equity	$649,897	$643,416

	Nine Months Ended September 30,
	2014	2013
	(Unaudited)
Cash Flows Data:
Net cash provided by operating activities	$31,459	$36,832
Net cash used in investing activities	(8,087)	(9,977)
Net cash used in financing activities	(17,013)	(26,263)
Increase in cash and cash equivalents	6,359	592
Cash and cash equivalents at beginning of period	4,177	2,003
Cash and cash equivalents at end of period	$10,536	$2,595

Skilled Healthcare Group, Inc.
Consolidated Key Performance Indicators
(Unaudited)

The following table summarizes our key performance indicators, along with other statistics, for each of the dates or periods indicated

Continuing Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013 (1)	2014	2013 (1)
Occupancy statistics (skilled nursing facilities):
Available beds in service at end of period	8,657	8,595	8,657	8,595
Available patient days	797,064	790,554	2,349,946	2,346,677
Actual patient days	645,263	645,899	1,920,178	1,929,326
Occupancy percentage	81.0%	81.7%	81.7%	82.2%
Average daily number of patients	7,014	7,021	7,034	7,067
Hospice average daily census	991	1,219	1,035	1,292
Home health episodic-based admissions	1,938	1,996	6,098	6,329
Home health episodic-based recertifications	473	479	1,386	1,445
EBITDA (in thousands)	$14,449	$(2,818)	$40,719	$32,144
Adjusted EBITDA (in thousands)	$21,788	$18,427	$57,918	$55,787
Adjusted EBITDA margin	10.4%	8.8%	9.3%	8.8%
Adjusted EBITDAR (in thousands)	$26,934	$23,233	$72,760	$69,947
Adjusted EBITDAR margin	12.9%	11.1%	11.7%	11.0%

Revenue per patient day (skilled nursing facilities prior to intercompany eliminations):
Medicare	$522	$515	$521	$518
Managed care	410	401	407	391
Medicaid	168	163	167	163
Private and other	175	170	177	172
Weighted-average for all	$241	$234	$242	$237
Patient days by payor (skilled nursing facilities):
Medicare	72,350	72,949	223,944	233,246
Managed care	65,597	62,238	197,265	189,387
Total skilled mix days	137,947	135,187	421,209	422,633
Private pay and other	98,717	103,791	289,694	310,307
Medicaid	408,599	406,921	1,209,275	1,196,386
Total days	645,263	645,899	1,920,178	1,929,326
Patient days as a percentage of total patient days (skilled nursing facilities):
Medicare	11.2%	11.3%	11.6%	12.1%
Managed care	10.2	9.6	10.3	9.8
Skilled Mix	21.4	20.9	21.9	21.9
Private pay and other	15.3	16.1	15.1	16.1
Medicaid	63.3	63.0	63.0	62.0
Total	100.0%	100.0%	100.0%	100.0%
Revenue for total company:
Medicare	27.7%	30.2%	28.9%	31.2%
Managed care, private pay, and other	37.5	37.6	37.7	37.7
Quality mix	65.2	67.8	66.6	68.9
Medicaid	34.8	32.2	33.4	31.1
Total	100.0%	100.0%	100.0%	100.0%

Note:
(1) Amounts have been adjusted for discontinued operations

Skilled Healthcare Group, Inc.
Facility Ownership
(Unaudited)

	As of September 30,
	2014	2013 (1)
Facilities:
Skilled nursing facilities operated:
Owned	51	51
Leased	22	21
Total skilled nursing facilities operated	73	72
Total licensed beds	9,036	8,967
Skilled nursing facilities leased to unaffiliated third party operator	5	5
Assisted living facilities
Owned	21	21
Leased	1	1
Total assisted living facilities	22	22
Total licensed beds	1,212	1,212
Total facilities	100	99
Available beds in service (SNF only)	8,657	8,595
Percentage owned facilities	77.0%	77.8%

Note:
(1) Amounts have been adjusted for discontinued operations

 Skilled Healthcare Group, Inc.
Reconciliation of Net Income (loss) to EBITDA, EBITDAR, Adjusted EBITDA, and Adjusted EBITDAR
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013 (1)	2014	2013 (1)

Net income (loss)	$643	$(12,075)	$(843)	$(7,482)
Interest expense, net of interest income	7,836	8,681	23,475	25,866
Benefit from income taxes	(150)	(5,324)	(153)	(3,940)
Depreciation and amortization expense	6,120	5,900	18,240	17,700
EBITDA	14,449	(2,818)	40,719	32,144
Rent cost of revenue	5,146	4,806	14,842	14,160
EBITDAR	19,595	1,988	55,561	46,304
EBITDA	14,449	(2,818)	40,719	32,144
Change in fair value of contingent consideration	7	79	(100)	(2,082)
Organization restructure costs	359	457	1,430	2,006
Exit costs related to divested facilities	57	—	397	—
Legal expense for non-routine matters	616	416	1,590	1,809
Governmental investigation expense	—	—	6,000	—
Debt modification/retirement costs	21	432	843	1,520
Losses at skilled nursing facility not at full operation	450	—	583	—
Impairment of long-lived assets	—	19,000	82	19,000
Merger related expense	5,761	306	6,306	306
Loss on disposal of asset	68	—	68	—
Closure of California home health agency	—	419	—	419
Loss from discontinued operations, net of tax	—	136	—	665
Adjusted EBITDA	21,788	18,427	57,918	55,787
Rent cost of revenue	5,146	4,806	14,842	14,160
Adjusted EBITDAR	$26,934	$23,233	$72,760	$69,947

Note:
(1) Amounts have been adjusted for discontinued operations

Skilled Healthcare Group, Inc.
Reconciliation of Income (Loss) From Continuing Operations Before Provision for Income Taxes to Adjusted Net Income From Continuing Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013 (1)	2014	2013 (1)

Income (loss) from continuing operations before provision for income taxes	$493	$(17,263)	$(996)	$(10,757)
Organization restructure costs	359	457	1,430	2,006
Exit costs related to divested facilities	57	—	397	—
Legal expense for non-routine matters	616	416	1,590	1,809
Losses at skilled nursing facility not at full operation	450	—	583	—
Governmental investigation expense	—	—	6,000	—
Merger related expense	5,761	306	6,306	306
Impairment of long lived assets	—	19,000	82	19,000
Debt modification/retirement costs	21	432	843	1,520
Closure of California Home Health Agency	—	419	—	419
Adjusted income before provision for income taxes	7,757	3,767	16,235	14,303
Adjusted provision for income taxes	2,683	2,878	6,663	5,833
Tax difference from shares that vested at a lower price than the grant price	—	—	(625)	—
California Enterprise Zone tax credit valuation allowance	—	(1,500)	—	(1,500)
Adjusted net income from continuing operations	$5,074	$2,389	$10,197	$9,970

Weighted-average common shares outstanding, diluted	38,463	37,499	38,337	37,567
Adjusted net income per share, diluted	0.13	0.06	0.26	0.27
Effective tax rate	34.6%	36.6%	37.2%	30.3%

Note:
(1) Amounts have been adjusted for discontinued operations

Skilled Healthcare Group, Inc.
Reconciliation of Forecasted Net Income to Forecasted EBITDA and Forecasted EBITDAR
Year Ending December 31, 2014
(In millions)
(Unaudited)

	Outlook
	Low	High
Net income guidance	$3.6	$4.5
Debt modification costs, net of tax	0.5	0.5
Organization restructure costs, net of tax	0.9	0.9
Exit costs related to divested facilities, net of tax	0.2	0.2
Legal expense for non-routine matters, net of tax	1.3	1.3
Governmental investigation expense, net of tax	3.7	3.7
Losses at skilled nursing facility not at full operation, net of tax	0.6	0.6
Merger related expense, net of tax	3.9	3.9
Tax difference from shares that vested at a lower price than grant price, net of tax	0.6	0.6
Adjusted net income guidance	15.3	16.2
Interest expense, net of interest income	31.0	31.0
Adjusted provision for income taxes	9.7	10.3
Depreciation, amortization, and change in fair value of contingent consideration	24.5	24.5
Adjusted EBITDA guidance	80.5	82.0
Rent cost of revenue	20.0	20.0
Adjusted EBITDAR guidance	$100.5	$102.0

Skilled Healthcare Group, Inc.
Reconciliation of Forecasted Net Income to Forecasted EBITDA and Forecasted EBITDAR
For the Quarter Ended December 31, 2014
(In millions)
(Unaudited)

	Outlook
	Low	High
Net income guidance	$4.5	$5.3
Debt modification costs, net of tax	—	—
Organization restructure costs, net of tax	0.1	0.1
Exit costs related to divested facilities, net of tax	—	—
Legal expense for non-routine matters, net of tax	0.3	0.3
Governmental investigation expense, net of tax	—	—
Losses at skilled nursing facility not at full operation, net of tax	0.3	0.3
Merger related expense, net of tax	—	—
Tax difference from shares that vested at a lower price than grant price, net of tax	—	—
Adjusted net income guidance	5.2	6.0
Interest expense, net of interest income	7.5	7.5
Adjusted provision for income taxes	3.5	4.2
Depreciation, amortization, and change in fair value of contingent consideration	6.3	6.3
Adjusted EBITDA guidance	22.5	24.0
Rent cost of revenue	5.0	5.0
Adjusted EBITDAR guidance	$27.5	$29.0

We believe that a report of adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR provides consistency in our financial reporting and provides a basis for the comparison of results of core business operations between our current, past and future periods. Adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR are primary indicators management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business from period-to-period without the effect of expenses, revenues and gains (losses) that are unrelated to the day-to-day performance of our consolidated and segmented business but are required to reported in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). We also use adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR to benchmark the performance of our consolidated and segmented business against expected results, analyzing year-over-year trends as described below and to compare our operating performance to that of our competitors.

Management uses adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR to assess the performance of our core business operations, to prepare operating budgets and to measure our performance against those budgets on a consolidated and segment level. Segment management uses these metrics to measure performance on a business unit by business unit basis. We typically use adjusted net income per share, Adjusted EBITDA and Adjusted EBITDAR for these purposes on a consolidated basis as the adjustments to adjusted net income per share, EBITDA and EBITDAR are not generally allocable to any individual business unit and we typically use EBITDA and EBITDAR to compare the operating performance of each skilled nursing and assisted living facility, as well as to assess the performance of our operating segments. EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR are useful in this regard because they do not include such costs as interest expense (net of interest income), income taxes, depreciation and amortization expense, rent cost of revenue (in the case of EBITDAR and Adjusted EBITDAR) and special charges, which may vary from business unit to business unit and period-to-period depending upon various factors, including the method used to finance the business, the amount of debt that we have determined to incur, whether a facility is owned or leased, the date of acquisition of a facility or business, the original purchase price of a facility or business unit or the tax law of the state in which a business unit operates. These types of charges are dependent on factors unrelated to the underlying business unit performance. As a result, we believe that the use of adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR provides a meaningful and consistent comparison of our underlying business units between periods by eliminating certain items required by U.S. GAAP which have little or no significance to their day-to-day operations.

The use of adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA, Adjusted EBITDAR and other non-GAAP financial measures has certain limitations. Our presentation of adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA, Adjusted EBITDAR or other non-GAAP financial measures may be different from the presentation used by other companies and therefore comparability may be limited. Depreciation and amortization expense, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA or Adjusted EBITDAR. Each of these items should also be considered in the overall evaluation of our results. Additionally, adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA, Adjusted EBITDAR do not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation and amortization, interest and income taxes, capital expenditures and other items both in our reconciliations to the U.S. GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.
Adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA, Adjusted EBITDAR and certain other non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with U.S. GAAP. Adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA, Adjusted EBITDAR and other non-GAAP financial measures should not be considered as an alternative to net income, operating income, or any other operating performance measure prescribed by U.S. GAAP, nor should these measures be relied upon to the exclusion of U.S. GAAP financial measures. Adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA, Adjusted EBITDAR and other non-GAAP financial measures reflect additional ways of viewing our operations that we believe, when viewed with our U.S. GAAP results and the reconciliations to the corresponding U.S. GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. You are strongly encouraged to review our financial information in its entirety and not to rely on any single financial measure.

Investor Contact:
Skilled Healthcare Group, Inc.
Chris Felfe
(949) 282-5800